UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 12, 2007
BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4300 Wildwood Parkway, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 953-7000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth below in Item 5.02 is incorporated by reference in response to this Item.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 12, 2007, BlueLinx Corporation (“BlueLinx”), the wholly owned subsidiary of BlueLinx Holdings Inc. (the “Company”), entered into an employment agreement effective January 22, 2007 with Lynn A. Wentworth (the “Employment Agreement”) to serve as the Company’s Senior Vice President, Chief Financial Officer and Treasurer. Ms. Wentworth succeeds Steve G. Skinner, who has served as Interim Chief Financial Officer since David J. Morris left the Company effective December 31, 2006.
Ms. Wentworth, 48, has been employed by BellSouth Corporation since 1985 and has progressed through a variety of positions of increasing responsibility, including tax, strategic planning, investor relations, financial planning and treasury. Her experience also includes financial and operational leadership positions with BellSouth Cellular, BellSouth Long Distance, and Bellsouth Georgia Consumer Operations. Most recently, Ms. Wentworth served as Vice President and Chief Financial Officer for BellSouth’s Communications Group since 2005. Prior to that, she served as BellSouth’s Vice President and Treasurer from 2003 through 2004. She also served as BellSouth’s Assistant Vice President, Accounts Receivable Management from 2002 through 2003. Prior to joining BellSouth, she held various tax and audit positions in public accounting. Ms. Wentworth earned a Bachelor of Science in Business Administration degree from Babson College in Wellesley, Mass., a Master of Science in Taxation degree from Bentley College in Waltham, Mass., and a Master of Business Administration degree from Georgia State University. She is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.
Ms. Wentworth’s Employment Agreement with BlueLinx is effective January 22, 2007. The Employment Agreement expires on December 31, 2009, except that it will be renewed automatically for an additional one-year period unless thirty days prior written notice is given by either party in advance of the expiration date. Ms. Wentworth’s initial annual base salary is $400,000 per year, prorated for the portion of a year during which she is employed by the Agreement. Ms. Wentworth will also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 60% of her base salary up to a maximum of 120% of base salary. Payment of the annual bonus is contingent upon satisfaction of performance goals and bonus criteria which will be defined and approved by the Compensation Committee of the Company’s Board in advance of each fiscal year, in accordance with the terms of the applicable bonus plan. For fiscal year 2007, Ms. Wentworth is guaranteed to receive a bonus of 60% of her base salary. For each of fiscal years 2007, 2008 and 2009, Ms. Wentworth is also entitled to receive an annual targeted bonus equivalent to $400,000 in value payable in the form of awards of stock options and/or shares of restricted stock under the Company’s long term equity incentive plan as then in effect, all on such terms and conditions as the Compensation Committee of the Board shall determine in accordance with the provisions of such plan. In addition, the Employment Agreement provides that Ms. Wentworth is eligible to participate in all benefit programs for which senior executives are generally eligible.
Ms. Wentworth will also receive 10,000 restricted shares of the Company’s common stock on the effective date of the Employment Agreement. The shares will be issued pursuant to the Company’s standard restricted stock award agreement form under the terms of the Company’s 2006 Long-Term Equity Incentive

Plan. The shares shall vest over a one-year period. Ms. Wentworth will also receive an option to purchase 100,000 shares of the Company’s common stock (the “Option”) on the effective date of the Employment Agreement. The Option will also be granted under the Company’s 2006 Long-Term Equity Incentive Plan pursuant to the Company’s standard stock option agreement form, which provides, among other things, the Option vests in five equal annual installments beginning on the first anniversary of the date of the grant. Pursuant to the terms of the 2006 Long-Term Equity Incentive Plan, the exercise price of the option will be determined based on the closing price of the Company’s common stock on the day preceding the grant date of January 22, 2007.
Under her Employment Agreement, the Company may terminate Ms. Wentworth’s employment for cause or without cause. If Ms. Wentworth’s employment is terminated without cause or she resigns for good reason, the agreement provides Ms. Wentworth with, among other things, payment equal to two times her annual base salary in effect immediately prior to the date of termination, plus two times the cash bonus amount received by Ms. Wentworth for the fiscal year prior to the year of the termination of her employment, payable in twenty-four equal monthly installments commencing six months after the date of termination.
The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of eighteen months following her date of termination. The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description
10.1	Employment Agreement between BlueLinx Corporation and Lynn A. Wentworth, dated January 12, 2007, effective January 22, 2007

99.1	Press release, dated January 15, 2007, announcing appointment of Lynn A. Wentworth as Chief Financial Officer and Treasurer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.
By:	/s/ Barbara V. Tinsley
Barbara V. Tinsley
General Counsel & Secretary

Dated: January 17, 2007

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement between BlueLinx Corporation and Lynn A. Wentworth, dated January 12, 2007, effective January 22, 2007

99.1	Press release, dated January 15, 2007, announcing appointment of Lynn A. Wentworth as Chief Financial Officer and Treasurer